FILED PURSUANT TO RULE 424(b)(3)
                                  REGISTRATION NO. 33-55803

PRICING SUPPLEMENT NO. 56
DATED OCTOBER 23, 1996 TO
PROSPECTUS DATED DECEMBER 14, 1994
AND PROSPECTUS SUPPLEMENT DATED FEBRUARY 13, 1995


           AMERICAN GENERAL FINANCE CORPORATION
                MEDIUM-TERM NOTES, SERIES D
                       (FIXED RATE)

        DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


DATE OF ISSUE: October 28, 1996    X       BOOK-ENTRY NOTES
                                         CERTIFICATED NOTES

                                      CUSIP NO. 02635P JZ 7

                                                  Per Annum
Principal Amount       Maturity Date          Interest Rate

$10,000,000          October 27, 2006                 7.10%





The aggregate principal amount of this offering is $10,000,000. On November 16, 1995, the Company increased to $800,000,000 from $500,000,000 the aggregate principal amount of Medium-Term Notes, Series D ("Notes") authorized to be issued by the Company. To date, including this offering, an aggregate of $500,000,000 of offers to purchase Notes have been accepted.

The Notes to which this Pricing Supplement relates are being offered through ABN-AMRO Securities (USA) Inc. ("ABN-AMRO"), as agent for the Company. In this connection, ABN-AMRO will receive a commission of 0.230% of the principal amount thereof. The Company has agreed to indemnify such agent against and contribute toward certain liabilities, including liabilities under the Securities Act of 1933. The Company has agreed to reimburse such agent for certain expenses.
Such agent may engage in transactions with, or perform services for, the Company in the ordinary course of business.

       _____________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS OR THE PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PAGE
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Writer's Direct No.
(713) 831-1933


                      October 23,  1996



DELIVERY VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

  Re:  American General Finance Corporation ("Company")
       Registration Statement No. 33-55803
       Pricing Supplement No. 56

Gentlemen:

  On behalf of the Company, an indirect, wholly-owned subsidiary of American General Corporation, we submit herewith for filing with the Securities and Exchange Commission (the "Commission") via EDGAR, pursuant to Rule 424(b)(3) of the General Rules and Regulations promulgated by the Commission under the Securities Act of 1933, as amended, Pricing Supplement No. 56 dated October 23, 1996 to the Company's Prospectus Supplement dated February 13, 1995 included as a part of the above captioned Registration Statement.

  The Pricing Supplement submitted herewith has been marked to indicate (i) that it is being filed pursuant to Rule 424(b)(3) and (ii) the registration number to which it relates.

                      Very truly yours,

                      /s/ PAULA G. PAYNE

                      Paula G. Payne
                      Senior Counsel

Enclosures